                                                                    EXHIBIT 11.1

                         NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

              (Accounting principles generally accepted in Canada)
         (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)

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
                                                      FISCAL QUARTER ENDED
                                                      --------------------
                                                        Aug 2,     Aug 3,
                                                         1998       1997
                                                       --------   --------
BASIC EARNINGS PER SHARE

 Net earnings                                          $ 35,520   $ 64,354
                                                       ========   ========

 Common Shares outstanding
  at the beginning of the period                        175,686    171,859

 Weighted average number of Common Shares
   issued during the period                                 419      1,105
                                                       --------   --------

 Weighted average number of Common Shares
   outstanding during the period                        176,105    172,964
                                                       ========   ========

 Basic earnings per share                                 $0.20      $0.37
                                                       ========   ========

FULLY DILUTED EARNINGS PER SHARE

 Earnings before imputed earnings                      $ 35,520   $ 64,354

 After tax imputed earnings from the investment
   of funds received through dilution                     6,817      3,979
                                                       --------   --------

 Adjusted net earnings                                 $ 42,337   $ 68,333
                                                       ========   ========

 Weighted average number of Common Shares
   outstanding during the period                        176,105    172,964

 Weighted average common share
   equivalents based on conversion of
   outstanding stock options                             20,645     16,118
                                                       --------   --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                    196,750    189,082
                                                       ========   ========

 Fully diluted earnings per share                         $0.20      $0.36
                                                       ========   ========
EARNINGS PER SHARE EXPRESSED IN U.S. DOLLARS

 Daily average exchange rate of a Canadian
   dollar for U.S. dollars as reported by the
   Federal Reserve Bank of New York                     $0.6817    $0.7242

 Basic earnings per share, in U.S. dollars                $0.14      $0.27
                                                       ========   ========
 Fully diluted earnings per share, in U.S. dollars        $0.14      $0.26
                                                       ========   ========
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